Exhibit 99.1
JOINT FILING AGREEMENT

The undersigned hereby agree to make joint filings of Schedule 13D with the U.S. Securities and Exchange Commission with respect to their beneficial ownership of the common stock, par value $0.001 per share, of Universal Travel Group, including all amendments thereto.

Dated:  September 23, 2011

Prima Galaxy Enterprises Limited

By:	/s/ Jiangping Jiang
Name: Jiangping Jiang
Title: Sole Shareholder

/s/ Jiangping Jiang
Name: Jiangping Jiang